Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBUS MEDICAL, INC.

Globus Medical, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below amends the Corporation’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 23, 2007, as amended. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and has been consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by deleting Section IV.G.6(a)(iii)(F) thereof in its entirety and amending and restating such Section as follows:

“(F) any Transfer by an individual stockholder to, or for the benefit of, any spouse or any ancestor, descendant, sibling, or child of a sibling of such stockholder or his or her spouse (each, a “Family Member”), or any Transfer by an individual stockholder to a trust, limited partnership or limited liability company for the benefit of such individual stockholder or any Family Member, or any Transfer by such a trust, limited partnership or limited liability company to any such individual stockholder or Family Member.”

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Certificate of Amendment to be executed by David C. Paul, its Chief Executive Officer, on this the 11th day of January 2011.

GLOBUS MEDICAL, INC.

By:	/s/ David C. Paul
David C. Paul
Chief Executive Officer